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                                                                      Exhibit 11



                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                       Computation of Earnings per Share

               For the years ended March 31, 1998, 1997, and 1996




Basic:                            1998             1997            1996
------                            ----             ----            ----

Weighted average shares
  outstanding                    3,530,006        3,499,742        3,623,955
                                 =========        =========        =========

Net Earnings                    $4,191,564       $3,375,536       $2,077,621
                                ==========       ==========       ==========

Basic earnings per common share      $1.19            $0.96            $0.57
                                     =====            =====            =====

Diluted:
--------

Weighted average shares
  outstanding                    3,530,006        3,499,742        3,623,355

Net effect of dilutive stock
  options based on the
  treasury stock method using
  the average market price         319,635          109,468          116,672
                                ----------       ----------       ----------

Total                            3,849,641        3,609,210        3,740,027
                                ==========       ==========       ==========

Net earnings                    $4,191,564       $3,375,536       $2,077,621

Net effect of earnings
  attributable to subsidiary
  stock options                    (85,050)         (33,407)               -
                                ----------       ----------       ----------

Net earnings available to
  common shareholders           $4,106,514       $3,342,129       $2,077,621
                                ==========       ==========       ==========

Diluted earnings per common
  and common equivalent share        $1.07            $0.93            $0.56
                                     =====            =====            =====
